Exhibit 99.1

July 15, 2011

BY FACSIMILE AND UPS

Signature Group Holdings, Inc.
15303 Ventura Blvd., Suite 1600
Sherman Oaks, California 91403
Attn:  Corporate Secretary

Re:	Nomination of Directors by Kingstown Partners Master Ltd.

Dear Sir or Madam:

Attached is a nomination letter (the “Nomination Letter”) from Kingstown Partners Master Ltd. (“Kingstown Capital”) nominating seven individuals, Michael Blitzer, J. Hunter Brown, James A. McIntyre, Robert A. Peiser, Laurie Shahon, Joyce White and Robert Willens, for election to the board of directors at the 2011 annual meeting of shareholders (the “Annual Meeting”) of Signature Group Holdings, Inc. (“SGGH” or the “Company”) in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”).

The Company has not held an annual meeting of shareholders since 2006.  In violation of the Bylaws, which provide that an annual meeting of shareholders for the election of directors shall be held each year, shareholders have not had the opportunity to vote in the election of directors in more than five years.  We request that the Company promptly announce a date for an annual meeting.

As you know, the Company issued warrants to purchase an aggregate of 15 million shares of the Company’s common stock (the “Warrants”) to (i) an investment firm owned by Craig Noell, President, Chief Executive Officer and a director of SGGH, and Kyle Ross, SGGH’s interim Chief Financial Officer and an Executive Vice President, (ii) Kenneth Grossman, an Executive Vice President and director of SGGH, and (iii) NWRA Capital Partners LLC.  We note that the Company’s recent Form 10-K discloses a significant downward adjustment to the exercise price of the Warrants, from $1.03 to $0.69, based upon recent grants of restricted stock to new directors.  Effectively, this means that certain of SGGH’s officers and directors, who are also warrant holders, benefited themselves and affiliates by at least $5 million as a result of issuing the restricted stock grants to the new directors that they brought on to the board of directors in the first place.  We have serious concerns in light of these obvious conflicts of interests and related party dealings, and we intend to continue to look into this matter.

We urge the board of directors not to approve any other changes to the current employment contracts of management or the terms of executive compensation, including incentive stock plans, until such time as shareholders have had their voices heard at an annual meeting.  We will not hesitate to hold the board of directors accountable for any actions it has taken or takes in the future in violation of its fiduciary duties to shareholders.  We reserve our right to take any and all action necessary to preserve shareholder value.

Best regards,

/s/ Michael Blitzer

Michael Blitzer
Managing Partner
Kingstown Capital Management, LP

July 15, 2011

BY FACSIMILE AND UPS

Signature Group Holdings, Inc.
15303 Ventura Blvd., Suite 1600
Sherman Oaks, California 91403
Attn:  Corporate Secretary

Re:	Notice of Shareholder Nomination of Individuals for Election as Directors at the 2011 Annual Meeting of Shareholders of Signature Group Holdings, Inc.

Dear Sir or Madam:

This letter serves as notice to Signature Group Holdings, Inc., a Nevada corporation (“SGGH” or the “Company”), as to the nomination by Kingstown Partners Master Ltd., a Cayman Islands corporation (“Kingstown Capital” or the “Nominating Shareholder”), of nominees for election to the Board of Directors of SGGH (the “Board”) at the 2011 annual meeting of shareholders of SGGH, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter and all Exhibits attached hereto are collectively referred to as the “Notice.”  As of the date of this Notice, Kingstown Capital was the beneficial owner of 4,768,772 shares of common stock, $0.01 par value (the “Common Stock”), of SGGH, 1,000 shares of which are held in record name.  As of the date of this Notice, the Nominating Shareholder and certain of its affiliates beneficially own in the aggregate 5,478,954 shares of Common Stock.  Through this Notice, Kingstown Capital hereby nominates and notifies you of its intent to nominate Michael Blitzer, J. Hunter Brown, James A. McIntyre, Robert A. Peiser, Laurie M. Shahon, Joyce White and Robert Willens as nominees (the “Nominees”) to be elected to the Board at the Annual Meeting.  Kingstown Capital believes that the terms of nine (9) directors currently serving on the Board expire at the Annual Meeting.

To the extent that there are in excess of nine (9) vacancies on the Board to be filled by election at the Annual Meeting or SGGH increases the size of the Board above its existing size, Kingstown Capital reserves the right to nominate additional nominees to be elected to the Board at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Kingstown Capital that any attempt to increase the size of the current Board or to classify the Board constitutes an unlawful manipulation of SGGH’s corporate machinery.  If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees nominated by Kingstown Capital at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement nominee(s) selected by Kingstown Capital.

Below please find information required by Article II, Section 2.10(e) of the Amended and Restated Bylaws of the Company (the “Bylaws”).

I.           As to each Nominee:

A.	The Nominee’s name, age, business address and residence address:

Name	Age	Business Address	Residence Address
Michael Blitzer	34	c/o Kingstown Capital 100 Park Avenue, 21st Floor New York, NY 10017	10 Devon Road Westport, CT 06880

J. Hunter Brown	57	20 Old Lantern Drive Wilton, CT 06897	20 Old Lantern Drive Wilton, CT 06897

James A. McIntyre	78	1114 State Street Suite 211 Santa Barbara, CA 93101	3347 Padaro Lane Carpinteria, CA 93013

Robert A. Peiser	63	5100 San Felipe Street Unit #362E Houston, TX 77056	5100 San Felipe Street Unit #362E Houston, TX 77056

Laurie M. Shahon	59	181 Berkeley Place Brooklyn, NY 11217	181 Berkeley Place Brooklyn, NY 11217

Joyce White	53	17939 Chatswoth St. #357 Chatsworth, CA 91344	12380 Longacre Ave. Granada Hills, CA 91344

Robert Willens	64	c/o Robert Willens, LLC 110 E. 59th Street, 30th Floor New York, NY 10022	146 Central Park West Apt. 4E New York, NY 10023

B.	The Nominee’s principal employment:

Michael Blitzer has served as a Managing Partner of Kingstown Capital Management, LP, an SEC registered investment company that focuses on special situation securities, since April, 2006.  Mr. Blitzer served as a director of the Company, from June 2010 to April 2011.

J. Hunter Brown is currently the Managing Member of Watson Wilkins & Brown, LLC, a private investment firm which also consults on governance and strategies to enhance shareholder value. Prior to that Mr. Brown served as an independent consultant to public and private businesses and not for profit entities.  From July 1993 to January 2001 he served in various capital markets capacities involving global markets with JP Morgan Securities, Inc.

James A. McIntyre is retired and a private investor.  From 1963 until his retirement in January 2008, Mr. McIntyre was a director of the Company; serving as Chairman from May 2004 to November 2007.  From January 1972 to May 2004 Mr. McIntyre also served as Chief Executive Officer of the Company.

Robert A. Peiser is retired and a private investor and serves on a variety of corporate and not-for-profit boards.  Mr. Peiser served as Chairman and Chief Executive Officer of Omniflight Helicopters, Inc., an air medical services provider, from February 2008 to May 2010.  Prior to joining Omniflight Helicopters, Inc., from April 2002 to January 2008, Mr. Peiser served as President and Chief Executive Officer of Imperial Sugar Company, a publicly traded refiner and marketer of sugar products and served on its Board of Directors from April 2002 until January 2008.  Mr. Peiser is the immediate past Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors.

Laurie M. Shahon is the President of Wilton Capital Group, a private direct investment firm that makes principal investments in later-stage ventures and medium-sized buyouts, which she founded in 1994.  Prior to founding Wilton Capital Group, Ms. Shahon held investment banking positions with Morgan Stanley and Salomon Brothers.

Joyce White is the owner and Chief Executive Officer of First Aid Direct of Los Angeles.  Ms. White has also served as a director of Prospect Mortgage since April 2009.  From April 2009 to October 2010 Ms White served as the Chief Executive Officer of Prospect Holdings.  Prior to joining Prospect Holdings, Ms. White served as Executive Vice President at Bank of America from October 1987 to January 2009.

Robert Willens is the President of Robert Willens LLC, a tax and accounting consulting firm for investors which he founded in January 2008.  Since June 2006, Mr. Willens has also served as an Adjunct Professor of Finance at Columbia University’s Graduate School of Business.  Prior to founding Robert Willens LLC, Mr. Willens served as a Managing Director of the Equity Research Department at Lehman Brothers Inc., where he specialized in tax and accounting issues and in this capacity advised most areas of the firm regarding the optimal structures for corporate capital transactions.

C.	The class and number of shares of the Company that are beneficially owned by each Nominee:

As of the date hereof, Mr. Blitzer directly owns 45,181 shares of Common Stock.  In addition, as the Managing Member of Kingstown Capital Partners, LLC, Mr. Blitzer may be deemed to beneficially own 5,433,772 shares of Common Stock beneficially owned by Kingstown Capital Partners, LLC.  For information regarding purchases and sales during the past two years in securities of SGGH which Mr. Blitzer may be deemed to beneficially own, please see Exhibit A.

As of the date hereof, Mr. Brown does not directly own any securities of SGGH nor has he made any direct purchases or sales of any securities of SGGH during the past two years.

As of the date hereof, Mr. McIntyre may be deemed to beneficially own (i) 9,344,599 shares of Common Stock held by the James A. McIntyre Living Trust, of which Mr. McIntyre is the trustee; (ii) 60,150 shares of Common Stock held by the James A. McIntyre Grandchildren’s Trust, of which Mr. McIntyre is the trustee; and (iii) 1,798,645 shares of Common Stock held by the McIntyre Foundation, of which Mr. McIntyre serves as Chief Financial Officer.  For information regarding purchases and sales during the past two years in securities of SGGH which Mr. McIntyre may be deemed to beneficially own, please see Exhibit A.

As of the date hereof, Mr. Peiser directly owns 171,181 shares of Common Stock.  For information regarding purchases and sales during the past two years by Mr. Peiser in securities of SGGH, please see Exhibit A.

As of the date hereof, Ms. Shahon does not directly own any securities of SGGH nor has she made any direct purchases or sales of any securities of SGGH during the past two years.

As of the date hereof, Ms. White does not directly own any securities of SGGH nor has she made any direct purchases or sales of any securities of SGGH during the past two years.

As of the date hereof, Mr. Willens does not directly own any securities of SGGH nor has he made any direct purchases or sales of any securities of SGGH during the past two years.

D.
A description of all arrangements or understandings between the Nominating Shareholder and each Nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Nominating Shareholder:

Kingstown Capital and certain of its affiliates have signed letter agreements with each of Messrs. Brown, McIntyre, Peiser and Willens and Mmes. Shahon and White relating to the indemnification of each as Nominees in connection with the Solicitation (as defined below).

On July 14, 2011, Kingstown Partners Master Ltd., Kingstown Partners II, L.P., Ktown, LP, Kingstown Capital Management L.P., Kingstown Management GP LLC, Kingstown Capital Partners, LLC, Guy Shanon and the Nominees (collectively the “Group”) entered into a Solicitation Agreement in which, among other things, (a) the Group agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by Kingstown Capital, to the Board at the Annual Meeting (the “Solicitation”), and (b) Kingstown Capital agreed to bear all expenses incurred in connection with the Group’s activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

On July 14, 2011, Kingstown Partners Master Ltd., Kingstown Partners II, L.P., Ktown, LP, Kingstown Capital Management L.P., Kingstown Management GP LLC, Kingstown Capital Partners, LLC, Guy Shanon, Michael Blitzer, J. Hunter Brown, Robert A. Peiser, Laurie M. Shahon, Joyce White and Robert Willens (collectively the “13D Group”) entered into a Joint Filing Agreement in which the 13DGroup agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of SGGH.

Other than as stated above, there are no arrangements or understandings between Kingstown Capital and the Nominees or any other person or persons pursuant to which the nominations described herein are to be made.

E.
Any other information relating to each Nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A (or any successor thereto) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including without limitation each Nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected:

Michael Blitzer: Kingstown Capital believes that Mr. Blitzer’s familiarity with the Company and knowledge of the capital markets and corporate governance practices as a result of his investment background enable him to provide unique insight regarding the challenges and issues facing the Company and make him well qualified to serve as a director.

J. Hunter Brown is currently a director of Tigrent Inc., serving as Chair of the Audit Committee and as a member of the Compensation Committee and the Special Committee on Related Party Transactions.  Mr. Brown previously served as a director of National Auto Credit, Inc., a NYSE listed specialty finance company, from January 1996 to March 1998 where he formed and chaired a special committee of independent directors. Kingstown Capital believes that Mr. Brown’s expertise in integrating operating, financial and governance strategies to maximize value and his experience in improving public company corporate governance make him well qualified to serve as a director.

James A. McIntyre: Kingstown Capital believes that Mr. McIntyre’s extensive experience as a director and officer of the Company, as well as his thorough knowledge of the Company, make him well qualified to serve as a director.

Robert A. Peiser is currently a director of Solutia, Inc., serving as Chair of the Nominating and Governance Committee and a member of the Risk Committee.  Mr. Peiser is also currently a director of Team, Inc., serving as a member of the Compensation Committee and the Executive Committee.  From June 2010 to May 2011, Mr. Peiser was a director of the Company, serving as Chair of both the Audit Committee and Executive Committee.  From April 2002 to January 2008, Mr. Peiser was a director of Imperial Sugar Company.  Mr. Peiser formerly served as President and Chairman, and is a continuing director, of the Texas TriCities Chapter of the National Association of Corporate Directors. Kingstown Capital believes that Mr. Peiser’s financial, business and governance expertise, including a diversified background of managing and directing public companies, provide him with the necessary qualifications and skills to serve as a director.

Laurie M. Shahon is currently a director of Knight Capital Group, Inc., serving as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.  Ms. Shahon has previously served on the boards of directors of several public companies over the past twenty years.  Within the past five years Ms. Shahon previously served on the boards of directors of The Bombay Company, Inc., serving as the Chair of the Audit and Finance Committee and as a member of the Governance and Nominations Committee, Eddie Bauer Holdings, Inc., serving as the Chair of the Nominating and Corporate Governance Committee and a member of both the Audit Committee and the Restructuring Committee, and Kitty Hawk, Inc., serving as the Chair of the Audit Committee and as a member of the Governance and Nominating Committee.  Kingstown Capital believes that Ms. Shahon’s significant experience in the financial services and securities industries, her experience as the founder of a private direct investment firm and her experience as a director of other publicly traded companies provide her with the necessary qualifications and skills to serve as a director.

Joyce White: Kingstown Capital believes that Ms. White’s extensive business development and operating experience along with her proven track record of success in executive positions make her well qualified to serve as a director.

Robert Willens is currently a director of Daxor Corporation, serving as Chair of the Audit Committee, and Emerging Global Advisors, LLC, of which he also serves as Chair of the Audit Committee.  Mr. Willens is a prolific author and has written Taxation of Corporate Capital Transactions, as well as over 200 articles for various professional journals. Each year for the past 10 years, Mr. Willens has been named to Institutional Investor’s “All-American Research” Team. Mr. Willens has been selected, on four different occasions, as one of the 100 “Most Influential Accountants” in the United States by Accounting Today.  Kingstown Capital believes that Mr. Willens 40+ years of experience in the financial community, his accounting and financial expertise will enable him to assist in the effective management and oversight of the Company.

Except as set forth in this Notice (including the Exhibits hereto), (i) during the past 10 years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of SGGH; (iii) no Nominee owns any securities of SGGH which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of SGGH during the past two years; (v) no part of the purchase price or market value of the securities of SGGH owned by any Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of SGGH, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially, directly or indirectly, any securities of SGGH; (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of SGGH; (ix) no Nominee or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of SGGH’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which SGGH or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Nominee or any of his associates has any arrangement or understanding with any person with respect to any future employment by SGGH or its affiliates, or with respect to any future transactions to which SGGH or any of its affiliates will or may be a party; (xi) no Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the  Annual Meeting; (xii) no Nominee holds any positions or offices with SGGH; (xiii) no Nominee has a family relationship with any director, executive officer, or person nominated or chosen by SGGH to become a director or executive officer and (xiv) no corporations or organizations, with which any of the Nominees has been employed in the past five years, is a parent, subsidiary or other affiliate of SGGH.  There are no material proceedings to which any Nominee or any of his associates is a party adverse to SGGH or any of its subsidiaries or has a material interest adverse to SGGH or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

Each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Each of the Nominees has consented to be named as a Nominee in this Notice, to be named as a Nominee in any proxy statement filed by Kingstown Capital in connection with the solicitation of proxies from SGGH shareholders at the Annual Meeting and to serve as a director of SGGH, if so elected (each, a “Consent” and collectively, the “Consents”).  Such Consents are attached hereto as Exhibit B.

II.	As to the Nominating Shareholder giving notice:

A.	The name and address, as they appear on the Company’s books, of the Nominating Shareholder:

Kingstown Capital believes its name and address appear on the Company’s books as follows:

Name	Address

Kingstown Partners Master Ltd.	100 Park Avenue, 21st Floor New York, NY 10017

B.	The class and number of shares of the Company which are owned beneficially by the Nominating Shareholder (including shares of Common Stock owned by affiliates):

Name	Class	Series	Beneficial Ownership

Kingstown Partners Master Ltd.	Common stock, par value $0.01 per share	--	4,768,772 shares of Common Stock owned directly, 1,000 shares of which are held in record name

Kingstown Partners II, L.P.	Common stock, par value $0.01 per share	--	446,000 shares of Common Stock owned directly

Ktown, LP	Common stock, par value $0.01 per share	--	219,000 shares of Common Stock owned directly

Michael Blitzer	Common stock, par value $0.01 per share	--	45,181 shares of Common Stock owned directly

C.
Any other information that is required to be provided by the Nominating Shareholder pursuant to Regulation 14A (or any successor thereto) under the Exchange Act in the Nominating Shareholder’s capacity as a proponent of a stockholder nomination:

In addition to the shares of Common Stock disclosed in Section B above, affiliates of the Nominating Shareholder hold $9,348,436 face value of 9% notes issued by the Company.

D.
A representation whether the shareholder intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the Nominees and/or (2) otherwise solicit proxies from shareholders in support of such nomination:

Kingstown Capital and certain of its affiliates intend to deliver a proxy statement and form of proxy to holders of at least the percentage of SGGH’s outstanding capital stock required to elect the Nominees at the Annual Meeting and intends to solicit proxies from shareholders in support of its Nominees.

III.
The identification of any person employed, retained or to be compensated by the Nominating Shareholder submitting the nomination or by any Nominee, or any person acting on his or her behalf to make solicitations or recommendations to shareholders for the purpose of assisting in the election of the Nominees, and a brief description of the terms of such employment, retainer or arrangement for compensation:

As of the date hereof neither the Nominating Shareholder nor any Nominee, nor any person acting on his or her behalf, has employed, retained or otherwise compensated any person to make solicitations or recommendations to shareholders for the purpose of assisting in the election of the Nominees.

*              *              *

Please address any correspondence to Kingstown Capital, Attention: Michael Blitzer, telephone (212) 319-1309, facsimile (646) 895-7633 (with a copy to our counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Steven Wolosky, Esq., telephone (212) 451-2333, facsimile (212) 451-2222).  The giving of this Notice is not an admission that any purported procedures for notice concerning the nomination of directors to the Board and submission of business proposals are legal, valid or binding, and Kingstown Capital reserves the right to challenge their validity.  If SGGH contends this Notice is incomplete or is otherwise deficient in any respect, please notify Kingstown Capital, Attention: Michael Blitzer, telephone (212) 319-1309, facsimile (646) 895-7633 (with a copy to our counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Steven Wolosky, Esq., telephone (212) 451-2333, facsimile (212) 451-2222) setting forth the facts that SGGH contends support its position and specifying any additional information believed to be required.  In the absence of such prompt notice, Kingstown Capital will assume that SGGH agrees that this Notice complies in all respects with the requirements of the Bylaws.  Kingstown Capital reserves the right to withdraw or modify this Notice at any time.

Very truly yours,

KINGSTOWN PARTNERS MASTER LTD.

By:	/s/ Michael Blitzer
Name: Michael Blitzer
Title: Authorized Signatory

EXHIBIT A

TRANSACTIONS IN SECURITIES OFSGGH
DURING THE PAST TWO YEARS

Shares of Common Stock Purchased/(Sold)	Date of Purchase/Sale

KTOWN, LP
219,000	06/14/2011

KINGSTOWN PARTNERS II, L.P.
446,000	06/14/2011

KINGSTOWN PARTNERS MASTER LTD.
968,771	06/14/2011
300,000	07/07/2010

KINGSTOWN CAPITAL PARTNERS, LLC
1,633,7711	06/15/2011
24,7872	06/07/2010
47,8002	06/02/2010
105,0002	05/21/2010
101,0002	05/20/2010
19,5002	05/19/2010
8,5802	03/24/2010
32,5002	03/02/2010
7,5002	02/25/2010
20,0002	02/24/2010
3,1212	02/22/2010
14,0002	02/18/2010
6,0002	02/17/2010
75,0002	02/16/2010
39,7002	02/12/2010
16,7002	02/05/2010
10,5002	02/04/2010
5002	02/02/2010
11,0002	02/01/2010
4,2002	01/25/2010
10,0002	01/19/2010
7,5002	01/13/2010
5002	01/12/2010
13,0002	01/11/2010

____________________
1 A private transfer of shares of Common Stock from Kingstown Capital Management, L.P., an affiliate of Kingstown Capital Partners, LLC.
2 Transactions in TOPrS.

20,0003	01/08/2010
22,0003	01/06/2010
20,0003	01/05/2010
2,2003	01/04/2010
3,0003	12/30/2009
6,5003	12/29/2009
7,0793	12/23/2009
7,5003	12/22/2009

KINGSTOWN CAPITAL MANAGEMENT L.P.
(1,633,771)4	06/15/2011
100,000	07/07/2010
39,4605	06/02/2010
45,0005	05/21/2010
4,6205	03/24/2010
4,5005	02/25/2010
12,0675	02/24/2010
8,0005	02/18/2010
3,5005	02/17/2010
75,0005	02/16/2010
100,0005	02/12/2010

JAMES A. MCINTYRE
4,323,3166	04/04/2011
1,000,0007	07/12/2010
193,3058	06/21/2010
9,4508	06/21/2010
168,9458	06/21/2010
1,250,000	06/11/2010
323,3169	12/10/2009

ROBERT A. PEISER
45,18110	01/03/2011
125,00011	08/27/2010
1,000	01/26/2010

____________________
3 Transactions in TOPrS.
4 A private transfer of shares of Common Stock to Kingstown Capital Partners, LLC, an affiliate of Kingstown Capital Management, L.P.
5 Transactions in TOPrS.
6 A private transfer of shares of Common Stock from the Amanda Nyce McIntyre Separate Property Trust.
7 A private transfer of shares of Common Stock from Melinda McIntyre Kolpin.
8 Exchange of TOPrS holdings into shares of Common Stock.
9 A private transfer of shares of Common Stock from William L. McIntyre.
10 Vesting of restricted stock grant.
11 Private transfer of shares of Common Stock from Mr. Peiser’s investment in Signature Credit Partners.

MICHAEL BLITZER
45,18112	01/01/2011

____________________
12 Vesting of restricted stock grant.

EXHIBIT B